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                                   EXHIBIT 5.1

                                   [LETTERHEAD]

                                       May
                                       2nd
                                     1 9 9 4







FHP International Corporation
9900 Talbert Avenue
Fountain Valley, California  92708

          Re:  Registration Statement on Form S-4
               ----------------------------------

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed by FHP International Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its (i) common stock, $.05 par value per share, and associated rights issuable pursuant to the Amended and Restated Rights Agreement, dated as of March 28, 1994, between the Company and American Stock Transfer & Trust Company, as rights agent, (ii) Series A Cumulative Convertible Preferred Stock and (iii) Series B Adjustable Rate Cumulative Preferred Stock (collectively, the "Securities") to be issued in connection with the merger (the "Merger") of TakeCare, Inc., a Delaware corporation, with and into FHP Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company. We are familiar with the proceedings heretofore taken and proposed to be taken by the Company in connection with the Merger and the authorization, registration and issuance of the Securities.

          Subject to the proposed additional proceedings being taken as are now contemplated by us as your counsel and as are contemplated by the Registration Statement, including the approval and adoption of amendments to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of capital stock authorized thereunder, it is our opinion that the Securities will, upon the issuance thereof in the manner referred to in the Registration Statement, be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,



                              O'Melveny & Myers